Exhibit 4.23

CONFIDENTIAL

KINGSOFT CLOUD HOLDINGS LIMITED

2021 SHARE INCENTIVE PLAN

Adopted on November 15, 2021

1. Purposes of the Plan. The purposes of this Share Incentive Plan (the “Plan”) is to promote the success and enhance the value of Kingsoft Cloud Holdings Limited, an exempted company formed under the laws of the Cayman Islands (the “Company”), by linking the personal interests of the members of the Board, Employees, and Consultants to those of the Company’s shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

2. Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a) “Administrator” means the Committee or one or more executive officers of the Company to whom the Board or the Committee may delegate the authority to grant Awards to Participants.

(b) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable corporate, securities, tax and other laws, rules, regulations and government orders, and the rules of any applicable stock exchange or national market system.

(c) “Articles” means the memorandum and articles of association of the Company, as may be amended and restated from time to time.

(d) “Award” means the grant of Restricted Shares, Restricted Share Units (together with Restricted Shares, “Share Awards”), Incentive Share Options, Non-statutory Share Options (together with Incentive Share Options, “Share Options”), or other types of awards or benefit authorized to be granted under the Plan.

(e) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium. The Award Agreement shall be subject to the terms and conditions of the Plan.

(f) “Board” means the board of directors of the Company.

(g) “Change in Control” means the occurrence of any of the following events:

(i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) the consummation of the sale, lease, or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Anything in the foregoing to the contrary notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the legal jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h) “Committee” means the Compensation Committee of the Board.

(i) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as an Employee or Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(j) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Participant’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Participant provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or any Related Entity, including sick leave, military leave, or any other personal leave, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement).

(k) “Control” means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(l) “Director” means a member of the Board or the board of directors of any Related Entity.

(m) “Disability” means total and permanent physical disability.

(n) “Employee” means any person, including an officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a Director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(o) “Fair Market Value” means, the closing price of a Share as stated in the daily quotations sheet of the relevant stock exchange on which the Shares are traded, or if Shares are not so traded, the Fair Market Value as determined by the Administrator in good faith and in its discretion.

(p) “Group Companies” the Company and/or any of its Subsidiary.

(q) “Participant” means an Employee, Director or Consultant who receives an Award under the Plan.

(r) “Ordinary Share” means an ordinary share of the Company, as adjusted in accordance with Section 12 hereof.

(s) “Plan” means this 2021 Share Incentive Plan, as amended from time to time.

(t) “Related Entity” means any Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity Controlled by the Company or a Subsidiary of the Company.

(u) “Subsidiary” means, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the applicable accounting standards, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary.

3. Shares Subject to the Plan.

(a) Subject to the provisions of Section 11 below, the maximum aggregate number of Shares which may be issued pursuant to Awards granted under the Plan shall be no more than 209,216,310 of the Ordinary Shares, proportionally adjusted to reflect any share dividends, share splits, or similar transactions.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited, cancelled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. To the extent not prohibited by the Applicable Law and the listing requirements of the applicable stock exchange or national market system on which the Ordinary Shares are traded, any Shares covered by an Award which are surrendered (i) in payment of the Award exercise or purchase price or (ii) in satisfaction of tax withholding obligations incident to the exercise of an Award shall be deemed not to have been issued for purposes of determining the maximum number of Shares which may be issued pursuant to all Awards under the Plan, unless otherwise determined by the Administrator.

4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration. The Plan shall be administered by the Administrator.

(ii) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this Section 4(a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b) Powers of the Administrator. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to: (i) designate Participants to receive Awards;

(ii) determine the type or types of Awards to be granted to each Participant;

(iii) determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(iv) determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(v) determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(vi) prescribe the form of each Award Agreement, which need not be identical for each Participant;

(vii) decide all other matters that must be determined in connection with an Award;

(viii) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(ix) interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(x) make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

(d) Indemnification. To the extent allowable pursuant to Applicable Laws, each member of the Committee or the executive officer of the Company authorized by the Committee hereunder shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member or executive officer in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Articles, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

5. Eligibility. Persons eligible for the grant of the Awards include Employees, Consultants, and all members of the Board, or trusts or entities established in connection with any employee benefit plan of the Company (including the Plan) for the benefit of a Participant, as determined by the Administrator.

6. Terms and Conditions of Awards.

(a) Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Restricted Shares, (ii) Restricted Share Units, (iii) Share Options with a fixed or variable exercise price related to the Fair Market Value of the Shares, which may be amended or adjusted in the absolute discretion of the Administrator, or (iv) other types of shares or other types of awards or benefit authorized to be granted under the Plan.

(b) Designation of Award. Each Award shall be designated in the Award Agreement.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria as specified in the Award Agreement.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, share purchase, asset purchase or other form of transaction.

(e) Term of Award. The term of each Award shall be the term stated in the Award Agreement.

(f) Non-transferability of Awards. Unless otherwise determined by the Administrator and provided in the applicable Award Agreement, as the same may be amended, no Award shall be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner (whether by operation of law or otherwise) other than by will or Applicable Laws of descent and distribution or pursuant to a qualified domestic relations order, and shall not be subject to execution, attachment, or similar process. Upon any attempt to pledge, assign, hypothecate, transfer, or otherwise dispose of any Award or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or attachment or similar process upon the rights and privileges conferred by this Plan, such Award shall thereupon terminate and become null and void. Awards may be exercised during the lifetime of the Participant only by the Participant.

(g) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which such Award is deemed to be granted and accepted, or such other date as is determined by the Administrator.

7. Terms and Conditions of Share Awards.

(a) Issuance and Restrictions. Share Awards shall be subject to such restrictions on transferability and other restrictions as the Administrator may impose. These restrictions may lapse separately on in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter. Unless the Administrator determines otherwise, Share Awards shall be held by the Company as escrow agent until the restrictions on such Share Awards have lapsed.

(b) Forfeiture and Repurchase. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, upon termination of the Participant’s Continuous Service during the applicable restriction period, Share Awards that are at that time subject to restrictions shall be forfeited to the Company for no consideration. Notwithstanding the foregoing, the Administrator may:

(i) provide in any Award Agreement that restrictions or forfeiture and repurchase conditions relating to Share Awards will be waived in whole or in part in the event of terminations resulting from specific causes; and

(ii) In other cases waive in whole or in part restrictions or forfeiture and repurchase conditions relating to Share Awards.

(c) Removal of Restrictions. Except as otherwise provided in the Plan, Share Awards granted shall be released from escrow as soon as practicable after the last day of the period of restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Shares shall become unrestricted and freely transferable by the Participant, subject to applicable legal restrictions, any lock-up agreement between the Company and any underwriter or depositary bank in connection with an offering, and the provisions of the Award Agreement, provided however, that unless approved by the Administrator, the Participant shall not transfer any Shares issued upon the expiration or removal of any restriction imposed on any Restricted Shares, or any interest therein, to any person or entity that is a competitor of the Company, as determined by the Administrator in its sole discretion.

(d) Termination of Service. Unless otherwise provided in the Award Agreement, if a Participant’s Continuous Service terminates for any reason, the Share Awards granted to such Participant, to the extent not vested, shall terminate upon the Participant’s termination of Continuous Service. The Award Agreement may provide for conditions and other limitations in respect of the Share Awards granted to a Participant if such Participant’s Continuous Service terminates for any reason.

(e) Termination by Death. If the Participant’s employment or service terminates as a result of death, any distribution or delivery to be made to the Participant under the Award Agreement will be made to the Participant’s designated beneficiary, provided that such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Committee or, if no such beneficiary has been designated or survives the Participant, the administrator or executor of the Participant’s estate. Any such transferee must furnish to the Committee with (i) written notice of his or her status as transferee, and (ii) evidence satisfactory to the Committee to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8. Terms and Conditions of Share Options.

(a) Exercise of Share Options. The Share Options may not be exercised until vested pursuant to the applicable Award Agreement. The Administrator shall determine the time or times at which a Share Option may be exercised in whole or in part, including exercise prior to vesting; provided that the term of any Share Option granted under the Plan shall not exceed ten (10) years, subject to approval by the Administrator of extension of the exercise period for an Share Option beyond ten (10) years from the date of the grant. The Administrator shall also determine any conditions, if any, that must be satisfied before all or part of a Share Option may be exercised. Once vested, the vested portion of the Share Option may be exercised in whole or in any part, at any time, subject to the terms of the Plan and the Award Agreement.

(b) Exercise Price. The exercise price per share subject to an Option shall be determined by the Administrator and set forth in the Award Agreement and may be a fixed or variable price related to the Fair Market Value of the Shares. The exercise price per Share subject to an Option may be amended or adjusted in the absolute discretion of the Administrator, the determination of which shall be final, binding and conclusive. For the avoidance of doubt, to the extent not prohibited by applicable laws, rules and regulations, a downward adjustment of the exercise prices of Options mentioned in the preceding sentence shall be effective without the approval of the Company’s shareholders or the approval of the affected Participants.

(c) Transfer Restrictions. Unless approved by the Administrator, the Participant shall not transfer any Shares issued upon the exercise of any Option, or any interest therein, to any person or entity that is a competitor of the Company, as determined by the Administrator in its sole discretion. Subject to the prior approval of the Administrator, transfer to one or more natural persons who are the Participant’s family members or entities owned and controlled by the Participant and/or the Participant’s family members, including but not limited to trusts or other entities whose beneficiaries or beneficial owners are the Participant and/or the Participant’s family members, or to such other persons or entities as may be expressly approved by the Administrator. The Participant shall give written notice to the Administrator setting forth such desire to transfer, the number of Shares to be transferred, and at least the name and address of the proposed transferee. Upon receipt of the notice, the Administrator shall (i) have an assignable option to purchase any or all of such Shares, or (ii) approve or disapprove such transfer.

(d) Termination of Service. Unless otherwise provided in the Award Agreement, if a Participant’s Continuous Service terminates for any reason, the Share Options granted to such Participant, to the extent not vested and exercisable on the date of such Participant’s termination of Continuous Service, shall terminate upon the Participant’s termination of Continuous Service. The Award Agreement may provide for conditions on exercise and other limitations in respect of the Share Options granted to a Participant if such Participant’s Continuous Service terminates for any reason.

(e) Termination by Death. If the Participant’s employment or service terminates as a result of death, any distribution or delivery to be made to the Participant under the Award Agreement will be made to the Participant’s designated beneficiary, provided that such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Committee or, if no such beneficiary has been designated or survives the Participant, the administrator or executor of the Participant’s estate. Any such transferee must furnish to the Committee with (i) written notice of his or her status as transferee, and (ii) evidence satisfactory to the Committee to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be determined by the Administrator. Notwithstanding the foregoing provisions of this Section 10(a), in the case of an Award issued pursuant to Section 6(d) above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award, in each case, the value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Laws.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator.

(c) Taxes. No Shares shall be delivered under the Plan to any Participant until such Participant has made arrangements acceptable to the Committee for the satisfaction of any income and employment tax withholding obligations under Applicable Laws. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all applicable taxes (including the Participant’s payroll tax obligations) required or permitted by Applicable Laws to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award after such Shares were acquired by the Participant from the Company) in order to satisfy any income and payroll tax liabilities applicable to the Participant with respect to the issuance, vesting, exercise or payment of the Award shall, unless specifically approved by the Committee, be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for the applicable income and payroll tax purposes that are applicable to such supplemental taxable income.

10. Exercise of Award.

(a) Procedure for Exercise; Rights as a Shareholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares.

(b) Exercise of Award Following Termination of Continuous Service.

(i) An Award may be exercised following the termination of a Participant’s Continuous Service only to the extent provided in the Plan or the Award Agreement.

(ii) Where the Plan or the Award Agreement permits a Participant to exercise an Award following the termination of the Participant’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(c) Exercise in Violation of Applicable Laws. Notwithstanding the foregoing, regardless of whether an Award has otherwise become exercisable, the Award may not be exercised if the Administrator (in its sole discretion) determines that an exercise could violate any Applicable Laws or any lock-up agreement between the Company and any underwriter or depositary bank in connection with an offering.

(d) Exercise in Violation of applicable policies of the Company. Notwithstanding the foregoing, regardless of whether an Award has otherwise become exercisable, the Award may not be exercised if the Administrator (in its sole discretion) determines that an exercise could violate any applicable policies of the Company.

11. Conditions Upon Issuance of Shares.

(a) Unless otherwise provided in the Plan or the Award Agreement, Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the advice of counsel for the Company with respect to such compliance.

(b) As a condition to the issuance of Shares under of an Award and unless otherwise determined by the Administrator, the Participant shall have achieved applicable performance targets prior to the date of such exercise.

12. Adjustments Upon Changes in Capitalization. Subject to any requirements of the Articles and applicable laws, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Participant in any fiscal year of the Company, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, or (ii) as the Administrator may determine in its discretion, any other transaction with respect to Ordinary Shares including a corporate merger, consolidation, acquisition of property or equity, separation (including a spin-off or other distribution of shares or property), reorganization, liquidation (whether partial or complete) or any similar transaction. Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive.

13. Change in Control.

(a) In the event that the Company is a party to a Change in Control, or upon a merger or consolidation involving the Company or any other event with respect to which the Administrator deems it appropriate, in all cases without the consent of the Participant, the Administrator may cause the Award to be:

(i) assumed by the surviving corporation or its parent;

(ii) continued by the Company if it is the surviving corporation;

(iii) accelerated to become vested and exercisable, in full or in part, as the Administrator deems appropriate;

(iv) cancelled with or without consideration; or

(v) exchanged or replaced with a substitute award, in each case with or without additional consideration.

(b) To the extent not previously exercised, vested or settled, the Awards shall terminate immediately prior to the dissolution or liquidation of the Company

14. Effective Date and Term of Plan. The Plan shall become effective upon the date hereof (the “Effective Date”). Unless otherwise terminated by the Board or the Committee pursuant to Section 16(a), the Plan shall continue in effect for a term of ten (10) years after the Effective Date. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

15. Amendment, Suspension or Termination of the Plan.

(a) The Administrator may at any time amend, suspend or terminate the Plan, subject to any requirement of the Applicable Laws.

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

16. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve such number of Shares as shall be sufficient to satisfy the Company’s obligations to deliver Shares pursuant to the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17. Legending Share Certificates. In order to enforce any restrictions imposed upon Shares issued upon the exercise of Awards, the Administrator may cause a legend or legends to be placed on any share certificates representing the Shares, which legend or legends shall make appropriate reference to the restrictions, including, without limitation, a restriction against sale of the Shares for any period as may be required by Applicable Laws.

18. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Participant any right with respect to the Participant’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Participant’s Continuous Service at any time and with or without notice.

19. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation.

20. Vesting Schedule. The Awards to be issued to any Participant under the Plan shall be subject to the vesting schedule as specified in the Award Agreement.

21. Unfunded Obligation. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary of the Company.

22. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

23. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the Cayman Islands.

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